PROSPECTUS	Pricing Supplement No. 3688
Dated August 31, 2001	Dated January 14, 2002
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated September 5, 2001	No. 333-40880 and 333-66560

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)

Trade Date: January 14, 2002

Settlement Date (Original Issue Date): January 17, 2002

Maturity Date: July 17, 2003

Principal Amount (in Specified Currency): USD 1,000,000,000

Price to Public (Issue Price): The Notes are being purchased by the Underwriter at 100.00% of their principal amount less the Underwriters Commission and will be sold at varying prices to be determined at the time of sale. For any Notes sold with more than a de minimis amount of original issue discount, see "United States Tax Considerations" in the accompanying Prospectus Supplement. For further information with respect to any discounts, commissions or profits on resales of Notes that may be deemed underwriting discounts or commissions, see "Plan of Distribution" below

Agent's Discount or Commission: 0.03733%

Net Proceeds to Issuer: USD 999,626,700

Interest Rate:

Interest Calculation:

☒ Regular Floating Rate

☐ Inverse Floating Rate

☐ Other Floating Rate

Interest Rate Basis: ☐ CD Rate ☐ Commercial Paper Rate

☒ Federal Funds Rate (See "Additional Terms - Interest" below)

☐ LIBOR ☐ Prime Rate ☐ Treasury Rate

☐ Other (See "Additional Terms - Interest" below)

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Fixed Rate)
Page 2
Pricing Supplement No. 3688
Dated January 14, 2002
Rule 424(b)(3)-Registration Statement
No. 333-40880 and 333-66560

Spread (Plus or Minus): plus 12.5 basis points

Spread Multiplier: N/A

Index Maturity: N/A

Index Currency: N/A

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Interest Payment Period: Quarterly

Interest Payment Dates: Quarterly, on each April 17, July 17, October 17, and January 17 commencing April 17, 2002.

Initial Interest Rate Per Annum: To be determined one Business Day prior to the Original Issue Date.

Interest Reset Periods and Dates: Daily on each Business Day, except that the interest rate in effect for the two Business Days preceding each Interest Payment Date will be the interest rate in effect on the Second Business Day preceding such Interest Payment Date

Interest Determination Dates: One Business Days prior to each Interest Reset Date.

Form of Notes:

☒ DTC registered ☐ non-DTC registered

CUSIP No: 36962GXE9

ISIN: US 36962 GXE96

Common Code: 014198695

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

(Fixed Rate)
Page 3
Pricing Supplement No. 3688
Dated January 14, 2002
Rule 424(b)(3)-Registration Statement

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

No. 333-40880 and 333-66560

Recent Developments:

On July 2, 2001, General Electric Capital Corporation changed its state of incorporation from New York to Delaware.

Additional Terms:

Interest will reset daily on each Business Day (the "Interest Reset Date") from the Original Issue Date up to but excluding the Maturity Date, except that the interest rate in effect for the two Business Days preceding each Interest Payment Date will be the interest rate in effect on the second Business Day preceding such Interest Payment Date. The Interest Determination Date with respect to an Interest Reset Date will be one Business Day prior to such Interest Reset Date. The interest rate applicable to each daily Interest Reset Period will equal the Federal Funds Rate (as defined in the Prospectus Supplement) plus the Spread set forth on the cover page of this Pricing Supplement. Interest will be payable quarterly on each April 17, July 17, October 17, and January 17, commencing on April 17, 2002, and on the Maturity Date (each, an "Interest Payment Date"). Interest payments on the Notes will equal the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid (or from and including the Original Issue Date, if no

(Fixed Rate)
Page 4
Pricing Supplement No. 3688
Dated January 14, 2002
Rule 424(b)(3)-Registration Statement No. 333-40880 and 333-66560

interest has been paid with respect to the Notes) to but excluding the related Interest Payment Date. The Federal Funds Rate for any Interest Payment Period shall be the weighted average of the Federal Funds Rates in effect as provided herein for each day within such Interest Payment Period, with the Federal Funds Rate in effect for any day that is not a Business Day being deemed to be the Federal Funds Rate in effect as provided herein for the prior Business Day.

Additional Information:

General.

At September 29, 2001, the Company had outstanding indebtedness totaling $205.043 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 29, 2001 excluding subordinated notes payable after one year was equal to $204.345 billion.

Consolidated Ratio of Earning to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Nine Months Ended September 29, 2001
1996	1997	1998	1999	2000
1.53	1.48	1.50	1.60	1.52	1.69

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Notes are being purchased by Deutsche Banc Alex. Brown Inc. (the "Underwriter"), as principal, at the Issue Price of 100.00% of the aggregate principal amount less an underwriting discount equal to 0.03733% of the principal amount of the Notes. The Underwriter has advised the Company that the Underwriter proposes to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices to be determined at the

(Fixed Rate)
Page 5
Pricing Supplement No. 3688
Dated January 14, 2002
Rule 424(b)(3)-Registration Statement No. 333-40880 and 333-66560

time of sale. In the ordinary course of their respective businesses, the Underwriter and its affiliates have engaged and may in the future engage, in commercial banking and investment banking transactions with the Company and affiliates of the Company.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.